CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Carolina Financial Corporation

We consent to incorporation by reference in the Registration Statement on Form S-3 of Carolina Financial Corporation, as of December 31, 2015 and 2014 and for each of the years then ended, of our report dated March 14, 2016, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Carolina Financial Corporation for the year ended December 31, 2015.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

December 23, 2016